PRESS RELEASE FOR IMMEDIATE RELEASE

Agrium Annual General Meeting of Shareholders

to be held on April 9, 2013

February 15, 2013

CALGARY, Alberta - Agrium Inc. (TSX and NYSE: AGU) announced today that its Annual General Meeting of Shareholders will be held on April 9, 2013 in Calgary, Alberta. Shareholders of common shares of Agrium Inc. as at the close of trading on February 25, 2013 (the “Record Date”) will be eligible to vote their shares at the Meeting.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com

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